Exhibit 99.1
EDITORIAL CONTACTS:

Michele Drake
+1 408 345 8396
michele_drake@agilent.com

Victoria Wadsworth-Hansen
+45 2933 6980
victoria.wadsworth-hansen@agilent.com

INVESTOR CONTACT:

Alicia Rodriguez
+1 408 345 8948
alicia_rodriguez@agilent.com

Agilent Technologies Announces Resolution to U.S. FDA Warning Letter for Dako Denmark

FDA Completes Evaluation in Denmark, Indicates Issues Have Been Addressed

SANTA CLARA, Calif., April 22, 2015 - Agilent Technologies Inc. (NYSE: A) today announced that its subsidiary, Dako Denmark A/S, has received a close-out letter from the U.S. Food and Drug Administration with respect to the warning letter issued Aug. 21, 2013. The FDA informed Dako Denmark that it has completed its evaluation of Dako’s corrective actions and that it appears Dako has addressed the violations contained in the warning letter.

The warning letter, issued by the FDA’s Center for Devices and Radiological Health, focused on Dako’s quality management processes for complaint handling, corrective and preventive actions, statistical techniques and process validation. The letter was the result of an inspection the FDA performed at Dako’s facility in Glostrup, Denmark, in March 2013.

“We are pleased with this outcome,” said Agilent President and CEO Mike McMullen. “It underscores our commitment to maintaining a compliant and superior quality management system, and to delivering products that are of the highest quality.”

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A), a global leader in life sciences, diagnostics, and applied chemical markets, is the premier laboratory partner for a better world. Agilent works with customers in more than 100 countries, providing instruments, software, services, and consumables for the entire laboratory workflow. Agilent generated revenues of $4.0 billion in fiscal 2014. The company employs about 12,000 people worldwide. Information about Agilent is available at www.agilent.com.

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